Exhibit 10.84

Execution Copy

SECURITIES PURCHASE AGREEMENT

SECURITIES PURCHASE AGREEMENT (this “Agreement”), dated as of May 3, 2004, between Lowestfare.com Incorporated, a Delaware corporation (the “Buyer”), and Hilton Electronic Distribution Systems, LLC, a Delaware limited liability company (“Hilton”), HT-HDS, Inc., a Delaware corporation (“HT”), MI Distribution, LLC, a Delaware limited liability company (“Marriott”), Starwood Resventure LLC, a Delaware limited liability company (“Starwood”), and Pegasus Business Intelligence, LP, a Delaware limited partnership (“Pegasus,” and together with Hilton, HT, Marriott and Starwood, each, a “Seller” and collectively, the “Sellers”), and Travelweb LLC, a Delaware limited liability company formerly known as Hotel Distribution System, LLC (the “Company”).

W I T N E S S E T H:

WHEREAS, the Buyer currently owns 14.284%, and each Seller currently owns 14.286%, of the issued and outstanding equity interests in the Company (the “Company Interests”); and

WHEREAS, the Buyer desires to purchase from each Seller, and each Seller, severally and not jointly and severally, desires to sell to the Buyer, its Company Interests;

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements set forth in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I
DEFINITIONS

1.1          Defined Terms; Interpretations.

(a)           The following capitalized terms, as used in this Agreement, will have the following meanings:

“Accommodation” means a lodging accommodation (exclusive of lodging accommodations at a hotel owned by Six Continents Hotels, Inc.) for a fixed number of nights on a pre-paid basis, with such other terms and conditions, including cancellation policy, as the hotel at which such lodging accommodation is to take place may determine, and which accommodation is presented to the guest in a Non-Opaque Manner and is subject to a rate other than a Packaged Rate or a Restricted Rate.

“Accountant” has the meaning ascribed thereto in Section 2.4(a).

“Administaff” means Administaff Companies II, L.P.

“Affiliate” means, with respect to a given Person (the “Subject Person”), any other Person which, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the Subject Person.  The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.  With respect to HT, “Affiliate” will also include Pritzker Affiliates solely for purposes of Section 6.6.

“Agreement” has the meaning ascribed thereto in the preamble.

“Balance Sheet” has the meaning ascribed thereto in Section 4.7(a).

“Balance Sheet Date” has the meaning ascribed thereto in Section 4.7(a).

“Benchmark Fixed-Rate Bookings” has the meaning ascribed thereto in Section 2.4(a).

“Beneficial Ownership” means, in respect of any Securities, those Securities that a Person or any of its Affiliates is deemed to “beneficially own” within the meaning of Rule 13d-3 under the Exchange Act.

“Blackstone” has the meaning ascribed thereto in Section 4.18.

“Blackstone Letter” has the meaning ascribed thereto in Section 4.18.

“Business Day” means any day other than a Saturday or Sunday which is not a day on which banking institutions in New York, New York are authorized or obligated by law or executive order to close.

“Buyer” has the meaning assigned to such term in the preamble.

“Buyer Parties” has the meaning ascribed thereto in Section 7.1.

“Capital Lease” means a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP.

“Change of Control” has the meaning ascribed thereto in Section 2.4(e).

“Claim” has the meaning ascribed thereto in Section 7.3.

“Client Service Agreement” means that certain Client Service Agreement between the Company and Administaff dated July 1, 2002.

“Closing” has the meaning ascribed thereto in Section 2.2.

“Closing Date” has the meaning ascribed thereto in Section 2.2.

“Code” means the Internal Revenue Code of 1986, as amended.

“Co-employees” means those individuals who are employees of Administaff and the Company who are worksite employees assigned to the Company’s worksite, as contemplated in the Client Service Agreement.

“Commitments” has the meaning ascribed thereto in Section 3.5.

“Company” has the meaning ascribed thereto in the preamble.

“Company Interests” has the meaning assigned to such term in the recitals.

“Company Licensed Intellectual Property” has the meaning ascribed thereto in Section 4.15(a).

“Company Owned Intellectual Property” has the meaning ascribed thereto in Section 4.15(a).

“Company Web Sites” has the meaning ascribed thereto in Section 4.15(d).

“Contingent Payment” has the meaning ascribed thereto in Section 2.4(c).

“Contingent Period” has the meaning ascribed thereto in Section 2.4(b).

 “Domain Names” has the meaning ascribed thereto in Section 4.15(d).

“Earn-Out Fixed-Rate Bookings” has the meaning ascribed thereto in Section 2.4(b).

“Encumbrance” means, with respect to any Person, any mortgage, lien, pledge, charge, claim, option, proxy, voting trust, security interest or other encumbrance, or any interest or title of any vendor, lessor, lender or other secured party to or of such Person under any conditional sale or other title retention agreement or Capital Lease, upon or with respect to any property or asset of such Person (including in the case of stock, stockholder agreements, voting trust agreements and all similar arrangements or in the case of limited liability company membership interests, the limited liability company equivalents thereof, or in the case of limited partnership interests, the limited partnership equivalents thereof).

“Environmental Law” means any Laws (including common law) regulating or relating to the protection of human health and safety or the environment, including laws relating to releases or threatened releases of Hazardous Materials into the environment.

“Environmental Permits” means all federal, state, local and foreign franchises, approvals, authorizations, licenses, orders, registrations, certificates, filings, variances, notices and other similar permits or rights obtained from any Governmental Entity, under or relating to any Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Issuance” has the meaning ascribed thereto in Section 2.4(d).

“Financial Statements” has the meaning ascribed thereto in Section 4.7(a).

“Fixed-Rate Bookings” means, during any given period of time, the number of Accommodations sold by the Company during such period of time, net of cancellations, for which the compensation to the hotel is based upon the margin between the rate to be remitted to the hotel by the Company and the rate charged to the guest.

“GAAP” has the meaning ascribed thereto in Section 4.7(a).

“Global Distribution System” means a “system” within the meaning of 14 C.F.R. Section 255.3 or any successor provision thereto, as the same may from time to time be amended.

“Governmental Entity” means any foreign, federal, state or local judicial, legislative, executive, administrative or regulatory body or authority.

“Hazardous Materials” means any substance or material that is classified or regulated as “hazardous” or “toxic” or similar designation pursuant to any Environmental Law, including asbestos, polychlorinated biphenyls, petroleum and urea-formaldehyde insulation.

“Hilton” has the meaning assigned to such term in the preamble.

“HT” has the meaning assigned to such term in the preamble.

“Indemnified Party” has the meaning ascribed thereto in Section 7.3.

“Indemnifying Party” has the meaning ascribed thereto in Section 7.3.

“Initial Notice” has the meaning ascribed thereto in Section 2.4(a).

 “Initial Purchase Price” has the meaning ascribed thereto in Section 2.3(a).

“Intellectual Property” means the United States and foreign trademarks, service marks, trade names, trade dress, domain names, Internet and World Wide Web URLs or addresses, logos, business and product names, and slogans including registrations and applications to register or renew the registration of any of the foregoing; copyrights and registrations or renewals thereof; United States and foreign letters patent and patent applications, including all reissues, continuations, divisions, continuations-in-part or renewals or extensions thereof; inventions, processes, designs, formulae, trade secrets, know-how, confidential business and technical information; software and computer programs of any kind whatsoever (including all modeling software in both source code and object code versions) and all documentation relating thereto; Internet websites; mask works and other semiconductor chip rights and registrations or renewals thereof; and all other intellectual property and proprietary rights, tangible embodiments of any of the foregoing (in any form or medium including electronic media), and licenses of any of the foregoing.

“Knowledge”, with respect to the Company, means the knowledge of Caryn Smith, Scott Hyden, Tom Marsan, Aaron Coleman and Jaynne Allison, or any of them, and the knowledge that any of them would have after reasonable inquiry of appropriate employees of the Company, and with respect to any Seller, means the knowledge of the officers of such Seller involved in the transactions contemplated by this Agreement and the knowledge that any of them would have after reasonable inquiry of appropriate employees of such Seller.

“Laws” means all foreign, federal, state, and local laws, statutes, ordinances, rules, regulations, orders, judgments, decrees and bodies of law.

“Licenses” has the meaning ascribed thereto in Section 4.5.

“Litigation” has the meaning ascribed thereto in Section 4.6(a).

“LLC Agreement” means the Limited Liability Company Operating Agreement of Travelweb LLC, made as of February 8, 2002, as amended on March 18, 2003.

“Losses” has the meaning ascribed thereto in Section 7.1.

“Manager” has the meaning assigned to such term in the LLC Agreement.

“Marriott” has the meaning assigned to such term in the preamble.

“Material Adverse Effect” means, with respect to any Person, a material adverse change, event or effect on the business, operations, assets, properties, condition (financial or otherwise) or results of operations of such Person, and, with respect to any party hereto, a material adverse effect on the ability of such party to perform any of its obligations under this Agreement or the other Transaction Documents to which it is a party or for such party to consummate the transactions contemplated by this Agreement and the other Transaction Documents to which it is a party, except to the extent that any such change, event or effect is attributable to or results from the direct effect of the pendency of the transactions contemplated hereby (other than the breach by any party hereto of its representations, warranties, covenants or agreements hereunder).

“Member” has the meaning assigned to such term in the LLC Agreement.

“Non-Opaque Manner” means the provision of information to a user concerning hotel lodging accommodations where the user is able to see the identity of the hotel prior to booking the accommodation.

“Other Sellers” has the meaning ascribed thereto in Section 6.7.

“Packaged Rate” means the rate provided to a user for a lodging accommodation which requires the purchase of other products or services and for which the total price of the package on the date first offered for sale is higher than the highest price commercially available to the consumer of the lodging accommodation alone on such date.

“Pegasus” has the meaning assigned to such term in the preamble.

“Permitted Encumbrances” refers to (i) liens for current Taxes not yet due and payable, and (ii) such imperfections of title, easements, rights-of-way and other similar restrictions on the Company’s real property, if any, as (A) are insubstantial in character, amount or extent, (B) do not materially detract from the value or interfere with the use of the affected property, as presently used, and (C) do not and would not, individually or in the aggregate, reasonably be expected to otherwise materially adversely affect the business or operations of the Company.

“Person” means any individual, firm, corporation, limited liability company, partnership, company, trust or other entity.

“Plan” means any bonus, pension, post-retirement benefit, profit sharing, deferred compensation, incentive compensation, stock (or membership interest) ownership, stock (or membership interest) purchase, stock (or membership interest) option, phantom stock (or membership interest), retirement, vacation, severance, disability, death benefit, hospitalization, medical, dental or other plan, arrangement or understanding providing compensation or benefits generally to current Co-employees or Managers of the Company (in their capacities as such), retirees or former employees.

“Priceline” means priceline.com Incorporated, a Delaware corporation.

“Priceline Common Stock” has the meaning ascribed thereto in Section 2.4(c).

“Priceline Guaranty” has the meaning ascribed thereto in Section 2.2(b).

“Priceline Shares” has the meaning ascribed thereto in Section 2.4(c).

“Pritzker Affiliate” means (i) all lineal descendants of Nicholas J. Pritzker, deceased, and all spouses and adopted children of such descendants; (ii) all trusts for the benefit of any Person described in clause (i) and trustees of such trusts; (iii) all legal representatives of any Person or trust described in clauses (i) or (ii); and (iv) all partnerships, corporations, limited liability companies or other entities controlling, controlled by or under common control with any Person, trust or other entity described in clauses (i), (ii) or (iii).  “Control” as used in this definition means the ability to influence, direct or otherwise significantly affect the major policies, activities or action of any Person or entity.

“Purchase Price” has the meaning ascribed thereto in Section 2.3.

“Regulatory Approvals” means all approvals, consents, waivers, certificates, and other authorizations and notices required to be obtained or made by the Company or any party hereto from or to any federal, state, local or foreign Governmental Entity in order to consummate the transactions contemplated by this Agreement and the other Transaction Documents.

“Reorganization” has the meaning ascribed thereto in Section 2.4(e).

“Restricted Rate” means a rate provided to a user for a lodging accommodation that is not generally available for purchase by the general public, including corporate discounted rates, tour operator rates, group rates, meeting and incentive rates, or rates targeted to a select group of travelers such as a rate offered to members of a club, affinity program or other membership organization (e.g., AAA), where there is a good faith effort by the hotel (or entity acting on behalf of the hotel) to limit the availability of such rate to the targeted group.

“SCH Agreement” has the meaning ascribed thereto in Section 6.4(b).

“SEC” has the meaning ascribed thereto in Section 3.7.

“SEC Documents” has the meaning ascribed thereto in Section 5.8.

“Securities” means, with respect to: (a) any corporation, any of the equity securities of such corporation and any obligations to purchase or options or warrants to acquire such equity securities but excluding debt instruments which are not convertible into or exchangeable for equity securities; and (b) any partnership, limited liability company, association, joint-stock company, trust, fund or any organized group or Person whether incorporated or not, any ownership interest or right or obligation to acquire such ownership interest, whether or not evidenced by a written instrument, but excluding debt instruments which are not convertible into or exchangeable for such ownership interests.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” and “Sellers” has the meaning assigned to such term in the preamble.

“Seller Guaranties” has the meaning ascribed thereto in Section 2.2(b).

“Seller Parent” has the meaning ascribed thereto in Section 2.2(b).

“Seller Parties” has the meaning ascribed thereto in Section 7.2.

“Seller Related Person” has the meaning ascribed thereto in Section 3.6.

“Software” has the meaning ascribed thereto in Section 4.15(c).

“Starwood” has the meaning assigned to such term in the preamble.

“Subsequent Notice” has the meaning ascribed thereto in Section 2.4(b).

“Subsidiary” means, with respect to the Company, any corporation, limited liability company, partnership, business association or other Person with respect to which the Company has, directly or indirectly, ownership of or rights with respect to securities or other interests having the power to elect a majority of such Person’s board of directors or analogous or similar governing body, or otherwise having the power to direct the management, business or policies of that corporation, limited liability company, partnership, business association or other Person.

“Tax” means any tax, assessment or other governmental charge imposed by any Governmental Entity, including any income, alternative minimum, accumulated earnings, personal holding company, franchise, capital stock, profits, windfall profits, gross receipts, transaction, sales, use, value added, transfer, registration, stamp, premium, excise, customs duties, severance, real property, personal property, ad valorem, hotel, occupancy, license, occupation, employment, payroll, social security, disability, unemployment, workers’ compensation, withholding, estimated or other similar tax, assessment or other governmental charge, including penalties, interest and additions thereto.

“Tax Return” means any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including any information return, claim for refund, amended return or declaration of estimated Tax.

“Transaction Documents” means this Agreement and all other agreements, schedules, certificates and other documents referenced in Section 2.2(b).

“Travel Site” has the meaning ascribed thereto in Section 6.7.

“Web” has the meaning ascribed thereto in Section 4.15(d).

(b)           For all purposes of this Agreement, unless otherwise expressly provided or unless the context requires otherwise: (i) the terms defined in this Section 1.1 and elsewhere in this Agreement may include both the plural and singular, as the context may require; (ii) the words “herein”, “hereto” and “hereby”, and other words of similar import, refer to this Agreement as a whole and not to any particular Article, Section or other subdivision of this Agreement; (iii) unless otherwise specified, references to Articles, Sections, paragraphs, clauses, subclauses, subparagraphs, Exhibits and Schedules are references to Articles, Sections, paragraphs, clauses, subclauses, subparagraphs, Exhibits and Schedules of this Agreement; (iv) the words “including” and “include” and other words of similar import will be deemed to be followed by the phrase “without limitation”; (v) any reference herein to a statute, rule or regulation of any Governmental Entity (or any provision thereof) will include such statute, rule or regulation (or provision thereof) as in effect on the date hereof; and (vi) whenever the context may require, any pronouns used herein will include the corresponding masculine, feminine or neuter forms, and the singular form of names and pronouns will include the plural and vice versa.

ARTICLE II
PURCHASE AND SALE OF COMPANY INTERESTS

2.1          Purchase and Sale.

Pursuant to the terms and subject to the conditions set forth herein, at the Closing, the Buyer will purchase from each Seller, and each Seller will sell to the Buyer, all of such Seller’s Company Interests, which Company Interests of all Sellers collectively constitute 71.43% of the issued and outstanding equity interests of the Company, for the aggregate Purchase Price set forth in Section 2.3.  The nature and amount of the Company Interests of each Seller and the ownership thereof are set forth in Exhibit A to this Agreement.

2.2          The Closing; Deliveries.

(a)           The closing of the purchase and sale of all of the Sellers’ Company Interests (the “Closing”) will take place at the offices of Hughes & Luce, L.L.P., located at 1717 Main Street, Suite 2800, Dallas, Texas 75201 on the date of this Agreement, or at such other date and place as is mutually agreed among the parties (such date being herein called the “Closing Date”).

(b)           At the Closing (i) each Seller (or the applicable Affiliate of such Seller), is executing and delivering to the Company an amendment to such Seller’s (or its Affiliate’s) current distributor agreement with the Company, in the form of Exhibit B; (ii) the ultimate parent company (or, in the case of HT, Hyatt Corporation) of each Seller (“Seller Parent”),  is executing and delivering to the Buyer a guaranty in the form of Exhibit C (collectively, the “Seller Guaranties”); (iii) Priceline is executing and delivering to the Sellers the guaranty in the form of Exhibit D (the “Priceline Guaranty”); (iv) the Buyer will pay to each Seller the portion of the aggregate Initial Purchase Price specified in Exhibit A as payable to such Seller; (v) each Seller will execute and deliver to the Buyer an assignment of interests substantially in the form of Exhibit E; (vi) each party hereto will deliver an opinion of counsel, which counsel may be an employee of such party, on the matters set forth in Exhibit F; and (vii) the Buyer and each Seller will deliver a cross-receipt acknowledging payment in full of the Initial Purchase Price and delivery of the Sellers’ Company Interests.

2.3          Consideration.

As consideration in full for the sale and purchase of the Sellers’ Company Interests, the Buyer will (a) at the Closing, pay in cash to the Sellers an aggregate of Twenty Million Eight Hundred Thirty-Three Thousand Three Hundred Thirty-Three Dollars ($20,833,333.00), in the respective pro rata amounts set forth in Exhibit A (collectively, the “Initial Purchase Price”) and (b) deliver to the Sellers the Priceline Shares, to the extent required by and in the manner set forth in Section 2.4 (the Priceline Shares, together with the Initial Purchase Price, the “Purchase Price”).  The Initial Purchase Price will be payable at Closing by wire transfer of immediately available funds to the respective accounts specified in writing by the Sellers to the Buyer prior to the Closing.

2.4          Contingent Payment.

(a)           “Benchmark Fixed-Rate Bookings” means the Fixed-Rate Bookings for the 365 consecutive calendar day period ending on the day immediately preceding the Closing Date.  Within ten (10) Business Days after the Closing Date, the Company will calculate the Benchmark Fixed-Rate Bookings, and notify the Sellers in writing of such calculation, together with supporting information in reasonable detail (the “Initial Notice”).  If the Sellers dispute the accuracy of the Company’s calculation within ten (10) Business Days after the Initial Notice has been given, and the Company and the Sellers are unable to settle such dispute within an additional ten (10) Business Days, then the dispute will be submitted promptly to a nationally known independent certified public accounting firm reasonably acceptable to the Company, on the one hand, and the Sellers, on the other hand (the “Accountant”), which will determine the Benchmark Fixed-Rate Bookings, which determination will be final, binding and conclusive between and among Buyer and Sellers.  The fees and expenses of the Accountant will be allocated one-half to the Company, on the one hand, and one-half to the Sellers, on the other hand.

(b)           Within ten (10) Business Days after the first anniversary of the Closing Date, the Company will calculate the Fixed-Rate Bookings for the 365 consecutive calendar day period beginning on the Closing Date (the “Contingent Period”), and notify the Sellers in writing of such calculation, together with supporting information in reasonable detail (the “Subsequent Notice”).  If the Sellers dispute the accuracy of the Company’s calculation within ten (10) Business Days after the Subsequent Notice has been given, and the Company and the Sellers are unable to settle such dispute within an additional ten (10) Business Days, then the dispute will be submitted promptly to the Accountant, which will determine the Fixed-Rate Bookings for the Contingent Period, which determination will be final, binding and conclusive between and among Buyer and Sellers.  The fees and expenses of the Accountant will be allocated one-half to the Company, on the one hand, and one-half to the Sellers, on the other hand.  The final determination of the Fixed-Rate Bookings for the Contingent Period (whether determined by agreement among the parties or by the Accountant, as provided herein) is referred to as the “Earn-Out Fixed-Rate Bookings.”

(c)           If the Earn-Out Fixed-Rate Bookings equals or exceeds ninety percent (90%) of the Benchmark Fixed-Rate Bookings, then, no later than the date that is five (5) Business Days after the final determination of the Earn-Out Fixed-Rate Bookings in accordance with Section 2.4(b), Buyer will issue and deliver to the Sellers stock certificates representing an aggregate number of shares of common stock, par value $0.008 per share, of Priceline (“Priceline Common Stock”) equal to the quotient of Twenty-Three Million Seven Hundred Thirty-Nine Five Hundred Eighty-Three Dollars ($23,739,583.00) divided by the closing price of the Priceline Common Stock on the Nasdaq National Market on the Closing Date, in the respective pro rata amounts set forth in Exhibit A (collectively, the “Priceline Shares”).  All fractional shares will be rounded up to the nearest whole share.  Such issuance and delivery of Priceline Shares, if any, will be referred to herein as the “Contingent Payment.”  Each Seller will take commercially reasonable actions, and do such things, as may be reasonably required to permit Buyer to effect the issuance and delivery of the Priceline Shares in such manner as will be (i) exempt from the registration requirements of the Securities Act, and the registration and qualification requirements of any applicable state securities laws, and (ii) in compliance with applicable Nasdaq National Market rules (or other stock exchange on which Priceline Common Stock is then traded).

(d)           Notwithstanding the foregoing, if prior to the issuance of the Priceline Shares, the Priceline Common Stock is changed into or exchanged for a different number or kind of shares of stock of Priceline or another entity (whether by reason of merger, consolidation, recapitalization, reclassification, split-up, combination of shares or otherwise), or in the event a stock split or stock dividend occurs on shares of Priceline Common Stock, then in any such event, Priceline will substitute for each Priceline Share issued or to be issued the number and kind of shares of stock into which each share of Priceline Common Stock is so changed or exchanged, or the number of Priceline Shares will be adjusted as is equitably required to provide anti-dilution protection to the Sellers.  Notwithstanding the foregoing, Priceline will have no obligation to effect any such substitutions as a result of or attributable to any Excluded Issuance.  For purposes of this Agreement, the term “Excluded Issuance” means any shares of Priceline Common Stock issued or issuable pursuant to any equity incentive plan, warrant, convertible Securities or any Securities issued or issuable to any Person that provides services or supplies to Priceline or its Affiliates.

(e)           If during the Contingent Period, there occurs (i) a Change of Control (as hereinafter defined), (ii) any acquisition of Buyer, the Company or Priceline by means of merger or other form of corporate reorganization in which outstanding shares of Buyer, the Company or Priceline are exchanged for Securities or other consideration issued, or caused to be issued, by the acquiring corporation or its subsidiary (other than a mere reincorporation transaction), or (iii) the sale or transfer of all or substantially all of the assets of Buyer, the Company or Priceline to another Person (in each case as set forth in clauses (i), (ii) and (iii), a “Reorganization”), the Contingent Payment will, without regard to the conditions set forth in the foregoing subsection (c), be immediately due and payable to the Sellers, provided that a Reorganization will not be deemed to have occurred in the event of a merger or corporate reorganization among Priceline and/or any of its Affiliates if Priceline or a wholly-owned subsidiary of Priceline is the surviving entity.  If there is a Reorganization of Priceline, the Contingent Payment will, without regard to the conditions set forth in the foregoing subsection (c), be immediately due and payable to the Sellers in the form of whatever Securities or cash the Priceline Common Stock is converted into in the Reorganization at the same conversion ratio utilized in the Reorganization, including (x) in the stock of any other publicly traded common stock into which Priceline Common Stock outstanding at the time of the Reorganization is converted; or (y) in cash using the average per share closing price of Priceline Common Stock on the Nasdaq National Market (or other stock exchange that Priceline Common Stock becomes listed on) for the five (5) trading days immediately preceding the Reorganization.  In addition, if during the Contingent Period, Priceline breaches its obligations under Section 6.10, the Contingent Payment will, without regard to the conditions set forth in the foregoing subsection (c), be immediately due and payable to the Sellers. For purposes of this Agreement, “Change of Control” means the acquisition by any Person or group (as such term is defined in Section 13(d)(3) of the Exchange Act) of Beneficial Ownership of more than fifty percent (50%) of the outstanding voting Securities of Priceline, Buyer or the Company; provided that a Change of Control will not be deemed to have occurred upon the acquisition of more than fifty percent (50%) of the outstanding voting Securities of Priceline by Hutchison Whampoa Limited and/or Cheung Kong (Holdings) Limited.  Notwithstanding any provision hereof to the contrary, no Reorganization, including any Change of Control, will be deemed to have occurred with respect to any Person unless, as a result thereof, Persons holding a majority of the outstanding voting Securities of such Person immediately prior to the consummation of such acquisition, sale or transfer fail to own or otherwise hold a majority of the outstanding voting Securities of such Person or its successor by operation of law immediately after the consummation of such acquisition, sale of transfer.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF EACH SELLER

Each Seller, severally and not jointly and severally with the other Sellers, hereby represents and warrants to the Buyer as follows:

3.1          Organization.

Such Seller is a corporation, limited partnership or limited liability company duly organized, validly existing and in good standing under the Laws of its state of incorporation or formation.

3.2          Due Authorization.

Such Seller has all requisite corporate, limited partnership or limited liability company, as applicable, right, power and authority to execute and deliver this Agreement and each of the other Transaction Documents to which it is a party, and to consummate the transactions contemplated hereby and thereby.  The execution and delivery by such Seller of this Agreement and each of the other Transaction Documents to which it is a party, and the performance by such Seller of its obligations hereunder and under the other Transaction Documents to which it is a party and the consummation by such Seller of the transactions contemplated hereby and thereby (a) are within the corporate, limited partnership or limited liability company, as applicable, power and authority of such Seller, and (b) have been duly authorized by all requisite corporate, limited partnership or limited liability company, as applicable, action on the part of such Seller and no other corporate, limited partnership or limited liability company action is necessary for the execution and delivery of this Agreement by each Seller, the performance by each Seller of its obligations hereunder or the consummation by each Seller of the transactions contemplated hereby.   This Agreement has been, and at the Closing the other Transaction Documents will be, duly executed and delivered by such Seller (to the extent it is a party thereto).  This Agreement is, and, upon execution and delivery by such Seller at the Closing, each of the other Transaction Documents will be, a legal, valid and binding obligation of such Seller (to the extent it is a party thereto), enforceable against such Seller in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance or similar laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity (regardless of whether enforcement is sought in a proceeding of law or in equity).

3.3          Consents; No Violations.

Except as set forth on Schedule 3.3, neither the execution, delivery or performance by such Seller of its obligations under this Agreement or any of the other Transaction Documents to which it is a party nor the consummation of the transactions contemplated hereby or thereby by such Seller will: (a) conflict with, or result in a breach or a violation of, any provision of the certificate of incorporation, certificate of formation, by-laws, partnership agreement or other organizational documents of such Seller; (b) result in or constitute, with or without notice or the passage of time or both, a breach, violation or default, or give rise to any right of termination, modification, cancellation, prepayment, suspension, limitation, revocation or acceleration, under any Law or any provision of any Commitment to which such Seller is a party or pursuant to which such Seller or any of its assets or properties is subject; or (c) require such Seller to obtain or make any consent, approval or authorization of, notification to, filing with, or exemption or waiver by, any Governmental Entity or any other Person.

3.4          Title to Company Interests.

Such Seller owns its Company Interests, as set forth on Exhibit A, of record and beneficially, free and clear of any Encumbrance.  Upon sale of such Seller’s Company Interests and delivery of the transfer documents included in the Transaction Documents to the Buyer hereunder, the Buyer will acquire the entire legal and beneficial interests in such Seller’s Company Interests from such Seller, free and clear of any Encumbrance and subject to no legal or equitable restrictions of any kind.

3.5          Brokers and Finders Fees.

Such Seller has no binding contracts, instruments, agreements, arrangements or commitments, whether written or oral, including all amendments thereof and supplements thereto (“Commitments”), with any broker, finder, investment banker or similar agent with respect to the transactions contemplated by this Agreement.

3.6          Related Party Agreements.

Except as set forth on Schedule 3.6, (a) none of such Seller, any of such Seller’s Affiliates, or such Seller’s representative serving as a Manager of the Company (each a “Seller Related Person”) is or has been since March 18, 2003 a party to or bound by any Commitment with the Company; (b) there is no indebtedness of the Company to any such Seller’s Seller Related Person; and (c) there is no indebtedness of any such Seller’s Seller Related Person to the Company.  Such Seller has delivered to the Buyer a true and correct copy of each such Commitment (or a written summary if such Commitment is oral) set forth on Schedule 3.6.

3.7          Investment Representations.

Such Seller is an “accredited investor” as such term is defined in Rule 501(a) of Regulation D of the rules of the Securities and Exchange Commission (the “SEC”).  Such Seller is acquiring the Priceline Shares for investment, for its own account only and not with a view to, or for resale in connection with, any “distribution” thereof within the meaning of the Securities Act.  Such Seller acknowledges and understands that the Priceline Shares constitute “restricted securities” under the Securities Act and have not been registered under the Securities Act in reliance upon a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of such Seller’s investment intent as expressed herein.  Such Seller understands that the Priceline Shares must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available.  Such Seller further acknowledges and understands that Priceline is under no obligation to register the Priceline Shares.  Such Seller understands that the certificate evidencing the Priceline Shares will be imprinted with a legend which (a) prohibits the transfer of the Priceline Shares unless they are registered or such registration is not required in the opinion of counsel satisfactory to Priceline and any other legend required under applicable Laws and (b) sets forth the restriction provided in Section 6.6.  Such Seller is familiar with the provisions of Rule 144 promulgated under the Securities Act, which, in substance, permits limited public resale of “restricted securities” acquired, directly or indirectly, from an issuer or an affiliate thereof, in a non-public offering subject to the satisfaction of certain conditions.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to the Buyer as follows:

4.1          Organization.

(a)           The Company is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite limited liability company power and authority to own, lease and operate its properties and assets and to carry on its business as currently conducted.  The Company is duly qualified and licensed to do business and is in good standing (and has paid all relevant franchise or analogous Taxes that are due and owing) in each jurisdiction where the ownership, lease or operation of its properties and assets or the conduct of its business makes such qualification necessary, except where the failure to be so qualified or licensed has not since March 18, 2003 had and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

(b)           The Company does not have and has not since March 18, 2003 had any Subsidiaries.  Except as set forth on Schedule 4.1(b), the Company does not own and has not since March 18, 2003 owned, directly or indirectly, any interest in any corporation, limited liability company, partnership, business association or other Person.

4.2          Due Authorization.

The Company has all requisite limited liability company right, power and authority to execute and deliver this Agreement and each of the other Transaction Documents to which it is a party, and to consummate the transactions contemplated hereby and thereby.  The execution and delivery by the Company of this Agreement and each of the other Transaction Documents to which it is a party, and the performance by the Company of its obligations hereunder and under the other Transaction Documents to which it is a party and the consummation by the Company of the transactions contemplated hereby (a) are within the limited liability company power and authority of the Company, and (b) have been duly authorized by all requisite limited liability company action of the Company and no other limited liability company action is necessary for the execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder or the consummation by the Company of the transactions contemplated hereby.  This Agreement has been, and at the Closing, each of the other Transaction Documents will be, duly executed and delivered by the Company (to the extent it is a party thereto).  This Agreement is and, upon execution and delivery by the Company at the Closing, each of the other Transaction Documents will be, a legal, valid and binding obligation of the Company (to the extent it is a party thereto), enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance or similar laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity (regardless of whether enforcement is sought in a proceeding of law or in equity).

4.3          Consents; No Violations.

Except as set forth on Schedule 4.3, neither the execution, delivery or performance by the Company of its obligations under this Agreement or any of the other Transaction Documents to which the Company is a party nor the consummation of the transactions contemplated hereby or thereby by the Company will: (a) conflict with, or result in a breach or a violation of, any provision of the Company’s Certificate of Formation or the LLC Agreement; (b) result in or constitute, with or without notice or the passage of time or both, a breach, violation or default, or give rise to any right of termination, modification, cancellation, prepayment, suspension, limitation, revocation or acceleration, or result in the creation of an Encumbrance, other than a Permitted Encumbrance, on any of the Company’s assets or properties, under (i) any Law or (ii) any provision of any Commitment to which the Company is a party or pursuant to which it or any of its assets or properties is subject, except, with respect to the matters set forth in this clause (ii), for breaches, violations, defaults, Encumbrances, other than Permitted Encumbrances, or rights of termination, modification, cancellation, prepayment, suspension, limitation, revocation or acceleration, which would not reasonably be expected, individually or in the aggregate, to materially impair Buyer’s ability to own or operate the business of the Company after the Closing; or (c) except for (i) the Regulatory Approvals (all of which are set forth on Schedule 4.3), and (ii) any consents of third parties required under any agreement or other instrument to which the Company is a party or pursuant to which it or any of its assets or properties is subject (all of which are set forth on Schedule 4.3), require the Company to obtain or make any consent, approval or authorization of, notification to, filing with, or exemption or waiver by, any Governmental Entity or any other Person, except where the failure to obtain or make, as applicable, any such consent, approval, authorization, notification, filing, or exemption or waiver would not reasonably be expected, individually or in the aggregate, to materially impair Buyer’s ability to own or operate the business of the Company after the Closing.  None of the (i) execution, delivery or performance by the Company of its obligations under this Agreement or any of the other Transaction Documents to which the Company is a party; (ii) consummation of the transactions contemplated hereby or thereby by the Company, including the transactions contemplated by Section 6.5 of this Agreement; or (iii) termination of the Client Service Agreement by the Company, will conflict with, or result in a breach or a violation of, any provision of any Commitment set forth on Schedules 4.12(a)(i) or 4.13(a)(i).

4.4          Capitalization.

(a)           Schedule 4.4(a) sets forth the authorized and issued capital of the Company.  All issued and outstanding membership interests in the Company have been duly authorized and validly issued and are fully paid and nonassessable.  No membership interests in the Company are entitled to preemptive or other similar rights under any applicable Law or pursuant to any Commitment to which the Company is a party, except as set forth in the LLC Agreement.

(b)           Except as set forth on Schedule 4.4(b), the Company has not issued or entered into any subscription rights, options, warrants, convertible or exchangeable securities or other rights of any character whatsoever relating, directly or indirectly, to issued or unissued capital stock, membership interests or other equity interests in the Company, or any Commitments of any character whatsoever relating to issued or unissued capital stock, membership interests or other equity interests in the Company or pursuant to which the Company is or may become bound to issue or grant, or to redeem, repurchase or otherwise acquire, any capital stock, membership interests or other equity interests or related subscription rights, options, warrants, convertible or exchangeable securities or other rights, or to grant preemptive rights.

(c)           Except as set forth on Schedule 4.4(c), (i) the Company has not agreed to register any securities, including membership interests or other equity interests, in the Company under the Securities Act or granted registration rights to any Person and (ii) there are no voting trusts, stockholders agreements, proxies or other Commitments or understandings in effect to which the Company is a party with respect to the voting or transfer of any securities, including membership interests or other equity interests, in the Company.

4.5          Compliance with Laws.

Except as set forth on Schedule 4.5, the Company has not received notice (written or oral) of any violation of or liability under, or alleged violation of or liability under, any applicable Law.  Except as set forth on Schedule 4.5, the Company is and since March 18, 2003 has been in compliance with all Laws, except as would not reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.  The Company holds all licenses, franchises, permits (including Environmental Permits), consents, approvals, orders, registrations, certificates, and other governmental or regulatory permits, authorizations or approvals required for the operation of the business as currently conducted and for the ownership, lease or operation of the Company’s properties (collectively, “Licenses”), except as would not reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.  Except as set forth on Schedule 4.5, or as would not reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, (i) all such Licenses are valid and in full force and effect, and (ii) the Company has duly performed and is and since March 18, 2003 has been in compliance with all of its obligations under such Licenses.

4.6          Litigation.

(a)           Except as set forth on Schedule 4.6(a), there is no claim, demand, action, suit, investigation or proceeding of any kind or nature whatsoever, at law or in equity (including actions or proceedings seeking injunctive relief) (“Litigation”), pending or, to the Knowledge of the Company, threatened against the Company or to which any of its properties or assets is subject by or before any court, arbitrator or other Governmental Entity.

(b)           Except as set forth on Schedule 4.6(b), the Company is not in default under or in breach of any order, writ, judgment or decree of any court, arbitrator or other Governmental Entity, and neither the Company nor any of its properties or assets is a party or subject to any order, writ, judgment or decree of any court, arbitrator or other Governmental Entity, which, in either case, would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(c)           Except as set forth on Schedule 4.6(c), to the Knowledge of the Company, there is no pending or threatened claim or Litigation against or affecting the Company contesting its right to offer or sell any product or service presently offered or sold by the Company.

4.7          Financial Statements.

(a)           Attached hereto as Schedule 4.7(a) is a true, complete and correct copy of the audited balance sheet (the “Balance Sheet”) of the Company at December 31, 2003 (the “Balance Sheet Date”) and the related audited statements of operations and cash flow for the twelve (12) months then ended and the notes thereto (collectively, the “Financial Statements”).  The Financial Statements have been prepared in conformity with United States generally accepted accounting principles (“GAAP”) and fairly present the financial position, results of operations and cash flows of the Company as of the date thereof and for the periods specified in all material respects.

(b)           Except as set forth on Schedule 4.7(b), the Company has no liabilities or obligations (whether accrued, absolute, contingent, unliquidated or otherwise, whether known or unknown, whether due or to become due and regardless of when asserted), except (i) liabilities and obligations in the respective amounts reflected or reserved against in the Balance Sheet, (ii) liabilities and obligations underlying normal, period-end accruals not included in the Balance Sheet, which are not material, individually or in the aggregate, and (iii) liabilities and obligations incurred in the ordinary course of business since the Balance Sheet Date which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

4.8          Absence of Certain Changes.

(a)           Except as set forth on Schedule 4.8(a), since the Balance Sheet Date, the Company has not suffered any change, event or development or series of changes, events or developments which individually or in the aggregate has had, or which would reasonably be expected to have, a Material Adverse Effect on the Company.

(b)           Except as set forth on Schedule 4.8(b), since the Balance Sheet Date, the Company has conducted its business and operations in the ordinary course consistent with past practice and has not: (i) issued any membership interests or other securities or any rights, options or warrants with respect thereto; (ii) borrowed any money or incurred any liabilities except current liabilities incurred in the ordinary course of business; (iii)  discharged or satisfied any Encumbrance or paid any obligation or liability, other than current liabilities paid in the ordinary course of business; (iv) declared or made any distribution of cash or other property to any of its members, or purchased, redeemed, or made any agreements so to purchase or redeem, any membership or other equity interests; (v) mortgaged or pledged any of its assets, or subjected them to any Encumbrance, except liens for current taxes not yet due and payable; (vi) sold, assigned or transferred any other tangible assets, or canceled any debts or claims, other than in the ordinary course of business; (vii) sold, assigned or transferred any Intellectual Property rights, other than in the ordinary course of business; (viii) suffered any substantial financial losses, or suffered the loss of any material amount of business; (ix) made capital expenditures or commitments therefore that individually are in excess of $25,000 or that, in the aggregate, are in excess of $100,000; (x) entered into any other material transaction other than in the ordinary course of business; (xi) suffered any material damage, destruction or casualty loss; (xii) experienced any change in the condition, assets, liabilities or business of the Company which, either individually or in the aggregate, has been or that would reasonably be expected to have a Material Adverse Effect on the Company; or (xiii) made any arrangement or commitment to do any of the foregoing.

4.9          Taxes.

(a)           The Company is and has been since its inception properly characterized as a partnership for United States federal income tax purposes.

(b)           Except as set forth in Schedule 4.9(b), (i) the Company has timely filed all Tax Returns required to be filed by it, and all such Tax Returns are correct and complete in all material respects; (ii) all Taxes of the Company that are due and owing have been paid or adequate reserves for such Taxes have been established in the Financial Statements; and (iii) the Company has either withheld and paid over to the relevant taxing authority or set aside in accounts for such purpose amounts sufficient to pay all Taxes required to have been withheld or collected by the Company in connection with payments to or receipts from employees, independent contractors, creditors, Members or other third parties.

(c)           Except as set forth in Schedule 4.9(c), (i) there are no Encumbrances for Taxes upon the assets of the Company except Encumbrances for Taxes not yet due; (ii) to the Company’s Knowledge, there are no outstanding deficiencies for any Taxes threatened, proposed, asserted or assessed against the Company which are not adequately provided for in the Financial Statements; (iii) to the Company’s Knowledge, no Taxes or Tax Returns of the Company are currently under audit or examination or subject to any other administrative or judicial proceedings by any taxing authority; (iv) the Company is not party to any Tax sharing, Tax indemnity or other agreement or arrangement with respect to Taxes with any entity not included in the Financial Statements; (v) to the Knowledge of the Company, no claim has been made by any taxing authority in any jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction; (vi) to the Knowledge of the Company, no claim has been made by any taxing authority in any jurisdiction where the Company does not file Tax Returns that any Member of the Company, solely by reason of being a Member of the Company, is or may be subject to taxation by that jurisdiction; and (vii) no agreement or other document waiving, extending, or having the effect of waiving or extending the statute of limitations, the period of assessment or collection of any Taxes of the Company and no power of attorney with respect to any such Taxes, has been filed by the Company with any Governmental Entity which waiver, extension or power of attorney is currently in effect.

4.10        Commitments.

(a)           Schedule 4.10(a) sets forth a true, correct and complete list of each Commitment of the following types (except for the Commitments called for in the representations and warranties found in Section 3.6) to which the Company is a party or by or to which the Company or any of its properties or assets is bound or subject: (i) any indenture, agreement or other document relating to the future sale or repurchase of any securities of or any membership or other equity interest in the Company; (ii) any indentures, mortgages, promissory notes, loan agreements, security agreements, guarantees, letters of credit or other agreements or instruments of the Company involving indebtedness in amounts in excess of $100,000; (iii) any contract for the furnishing, purchase or lease of machinery, equipment, goods or services involving more than $100,000; (iv) any distribution agreement with any Member or other Person; (v) any agreement providing for the disposition of any line of business, assets outside the ordinary course, or securities, membership interests or other equity interests of the Company, or any agreement with respect to the acquisition of any line of business, assets outside the ordinary course, or shares of any other business, or any agreement of merger or consolidation or letter of intent with respect to any of the foregoing; (vi) any agreement with any member, officer, director, manager or other employee of the Company; (vii)  any joint venture, partnership or other similar arrangement;  (viii) any agreement purporting to limit the freedom of the Company to compete in any line of business in any geographic area or to hire any individual or group of individuals; (ix) any Commitment with any Governmental Entity; (x) any lease or sublease of real or personal property; and (xi) any other Commitment (or series of related Commitments), the performance of which will extend over a period of one year or involve consideration (including any contingent obligation) in excess of $100,000.

(b)           Except as set forth on Schedule 4.10(b), each Commitment set forth on Schedule 4.10(a) is in full force and effect, enforceable against each party thereto in accordance with its terms.  Except as set forth on Schedule 4.10(b), the Company is not in breach or default in any material respect of any Commitment and, to the-Knowledge of the Company, no other party to a Commitment is in any material respect in breach thereof or intends to cancel, terminate or refuse to renew such Commitment or to exercise or decline to exercise any option or right thereunder.  The Company has provided to Buyer a true, correct and complete copy of each written Commitment set forth on Schedule 4.10(a) and an accurate written summary of all material terms of each oral Commitment as set forth on Schedule 4.10(a).

4.11        Real Property and Other Fixed Assets.

(a)           Schedule 4.11(a) sets forth a true, correct and complete list of (i) all real property owned or leased by the Company, and (ii) all personal property owned by the Company with an individual book value in excess of $100,000.  The Company does not and has not since its inception owned any real property.

(b)           Except as set forth on Schedule 4.11(b), the Company has good and valid title to all properties and assets, real or personal, tangible or intangible, reflected on the Balance Sheet or acquired since the Balance Sheet Date, except personal property sold or otherwise disposed of in the ordinary course of the business of the Company since the Balance Sheet Date.  Except as set forth on Schedule 4.11(b), all properties and assets of the Company (real or personal, tangible or intangible) are free and clear of all Encumbrances, except for Permitted Encumbrances.  The assets and properties of the Company represent all of the assets and properties necessary for the operations of the business of the Company as currently conducted.

(c)           Except as set forth in Schedule 4.11(c), the properties and assets of the Company are in good operating condition and repair (subject to ordinary wear and tear), are free from material defects and are reasonably adequate for the conduct of the Company’s business as currently conducted.

4.12        Employment Matters.

(a)           Set forth on Schedule 4.12(a)(i) is a list of all Managers of the Company and all Co-employees and (i) their titles, (ii) their current salaries or wages, (iii) any specific bonus, commission or incentive plans or agreements for or with them and (iv) any Commitment they have entered into with the Company.  The Company has no employees who are not Co-employees.  Except as limited by any employment Contracts included in the Commitments listed in Schedule 4.10(a) and except for any limitations of general application which may be imposed under applicable employment Laws, the Company has the right to terminate the employment of each of its employees engaged in the Company’s business at will and to terminate the engagement of any of its independent contractors engaged in the Company’s business without payment to such employee or independent contractor, other than for services rendered through termination and without incurring any penalty or liability.  Except as set forth on Schedule 4.12(a)(i), the Company’s relations with each of its employees engaged in the Company’s business are on a good and normal basis.  To the Company’s Knowledge, (i) no Co-employee of the Company is in violation of the terms of any obligation relating to the use of confidential or proprietary information of the Company; (ii) no Co-employee of the Company is in violation of any term of any employment contract, confidentiality agreement, assignment of inventions agreement, non-solicitation agreement, non-competition agreement, or any other contract or agreement known by the Company with any prior employer or any other Person or any restrictive covenant in such an agreement, or any obligation imposed by common law or otherwise, relating to the right of any such Co-employee to be employed by the Company because of the nature of the business conducted by the Company or relating to the use of trade secrets or proprietary information of others, and (iii) the mere continued employment of the Company’s Co-employees, without more, does not subject the Company to any liability for any such violation.

(b)           Except as set forth on Schedule 4.12(b), the Company is not and has not been since March 18, 2003 party to or bound by any contract, collective bargaining agreement or other labor union or labor organization contract.   There is not and has not been since March 18, 2003 any activity or proceeding by any labor union, labor organization or other group seeking to represent employees of the Company or to organize any such employees.  The Company is not and has not been since March 18, 2003 the subject of any pending or threatened proceeding asserting that the Company has committed an unfair labor practice or seeking to compel it to bargain with any labor union, labor organization or other group; nor is there or has there been pending or threatened any labor strike, dispute, walk-out, work stoppage, slow-down or lockout involving the Company.  The Company is not and has not been since March 18, 2003 in violation of the Worker Adjustment and Retraining Notification Act, 29 U.S.C. §2101 et seq.

4.13        Employee Benefit Plans.

(a)           Schedule 4.13(a)(i) sets forth a true, complete and correct list of all Plans, as amended, that are sponsored, contributed to, or to which there is an obligation to contribute, or maintained solely by the Company.  Schedule 4.13(a)(ii) contains a true, complete and correct list of all Plans, as amended, that are sponsored, contributed to, or to which there is an obligation to contribute, or maintained by Administaff pursuant to the Client Service Agreement.  There are no Plans other than the Plans listed on Schedules 4.13(a)(i) and 4.13(a)(ii).

(b)           With respect to each Plan listed on Schedule 4.13(a)(i), except as may be set forth on Schedule 4.13(b), since March 18, 2003, there has not been (x) any adoption of or amendment to or modification of any such Plan, (y) any material change in any actuarial or other assumptions used to calculate funding obligations under any such Plan (if applicable), or (z) any change in the manner in which contributions, eligibility for benefits or participation are determined, in each case, which, individually or in the aggregate, would result in a material increase in the Company’s liabilities thereunder.

(c)           With respect to each Plan listed on Schedule 4.13(a)(ii), to the Knowledge of the Company, except as may be set forth on Schedule 4.13(c), since March 18, 2003, there has not been (x) any adoption of or amendment to or modification of any such Plan, (y) any material change in any actuarial or other assumptions used to calculate funding obligations under any such Plan (if applicable), or (z) any change in the manner in which contributions, eligibility for benefits or participation are determined, in each case, which, individually or in the aggregate, would result in a material increase in the Company’s liabilities thereunder.

(d)           With respect to each Plan, to the Knowledge of the Company, no event has occurred and there exists no condition or set of circumstances in connection with which the Company would be subject to any liability under ERISA, the Code or any other applicable law, and all of the Plans are and since March 18, 2003 have been operated in compliance with their respective provisions and all applicable Laws.

4.14        Environmental Matters.

Except as described in Schedule 4.14, or as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, (a) the Company is and since March 18, 2003 has been in compliance with all applicable Environmental Laws, including compliance with all Environmental Permits and authorizations required pursuant to all applicable Environmental Laws; (b) neither the Company nor, to the Knowledge of the Company, any other Person for whose acts or omissions the Company may be liable, has any liability relating to (i) environmental conditions on, under, about or from the real property or other properties or assets currently or formerly owned, leased, operated or used by the Company or (ii) the past or present use, management, handling, transport, treatment (including recycling), generation, storage, disposal, or release or threat of release, of any Hazardous Materials in violation of Environmental Law; and (c)  the Company is not subject to any outstanding order from, or Commitment with, or to its Knowledge, investigation by, any Governmental Entity or other Person in respect of which the Company may be required to incur costs or expenses arising from the release or threatened release of a Hazardous Material in violation of Environmental Law.

4.15        Intellectual Property; Technology.

(a)                                  Schedule 4.15(a) sets forth a true, complete and correct list of all Intellectual Property owned by the Company and that is material to the operation of Company’s business (“Company Owned Intellectual Property”) and all Intellectual Property licensed to the Company and that is material to the operation of the Company’s business (“Company Licensed Intellectual Property”).  Except as set forth on Schedule 4.15(a), (a) the conduct of the business of the Company as currently conducted, Company Owned Intellectual Property, and the past or current uses of Company Owned Intellectual Property do not infringe upon, misappropriate, or violate the Intellectual Property rights or any other proprietary right of any third party, and no claim or demand has been made to the Company that the conduct of the business of the Company as currently conducted or the Company Owned Intellectual Property infringes upon the Intellectual Property rights or any other proprietary right of any third party; (b)  with respect to each item of Company Owned Intellectual Property, the Company has all rights, title (including good and marketable title), and interest, free and clear of all Encumbrances, other than Permitted Encumbrances, and has the full, exclusive, and unrestricted right to use, make, have made, import, export and sell for export, manufacture, reproduce, distribute, display, perform, market, license, sell, offer to sell, modify, adapt, translate, enhance, improve, update and create derivative works based upon such Company Owned Intellectual Property without any consent or license from, or right of accounting or royalty to, any Person; (c) each item of Company Owned Intellectual Property that is registered with the United States or international government is registered solely in the Company’s name, which registration is current and has been properly maintained; (d) all items of Company Owned Intellectual Property were created either (i) as a work or invention for hire (as defined under U.S. copyright or patent law, as applicable) for and of the Company by regular full time employees of the Company, or (ii) by an author, creator, contributor, or developer that was not a regular full-time employee of the Company at the time such Person authored, created, contributed to or developed such Company Owned Intellectual Property, and such author, creator, contributor or developer has performed such services for the Company pursuant to an agreement with a third party which, among other things, provided for the services of such Person and which irrevocably assigned to the Company in writing all Intellectual Property rights and other proprietary rights in such Person’s work with respect to such Company Owned Intellectual Property; (e) with respect to each item of Company Licensed Intellectual Property, the Company has the right to use such Company Licensed Intellectual Property in the continued operation of its respective business as currently conducted pursuant to the terms of the license agreement governing the use of such Company Licensed Intellectual Property; (f) the Company Owned Intellectual Property has not been adjudged by a court of competent jurisdiction, arbitrator or other Governmental Entity, and to the Knowledge of the Company, no claim or demand has been made or is pending alleging that any Company Owned Intellectual Property is, invalid or unenforceable or not exclusively owned by the Company; (g)  to the Knowledge of the Company, no Person is engaging or has engaged in any activity that infringes upon the Company’s Intellectual Property rights or any other proprietary right of the Company in Company Owned Intellectual Property; (h) each license governing the use of the Company Licensed Intellectual Property is valid and enforceable as against the Company and all other parties thereto, binding on the Company and all other parties thereto, and in full force and effect as against the Company and the other parties thereto; (i) the Company, the Company is not and, to the Knowledge of the Company, no other party to any license of the Company Licensed Intellectual Property is in breach thereof or default thereunder; and (j) neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will create an Encumbrance upon the Company Owned Intellectual Property or the Company Licensed Intellectual Property, render any agreement governing the Company’s rights to Company Licensed Intellectual Property invalid, unenforceable or not binding with respect to the Company or any other parties thereto, or constitute, with or without notice or the passage of time or both, a breach, violation or default, or give rise to any right of termination, modification, cancellation, suspension, limitation, revocation or acceleration of, or prepayment or increased payment for, or otherwise in any way affect the terms or conditions governing, the Company’s rights in any Company Licensed Intellectual Property.

(b)                                 Except as set forth on Schedule 4.15(b), Company has not exported Company Owned Intellectual Property or Company Licensed Intellectual Property outside the United States.

(c)                                  For the purposes of this Section 4.15, “Software” means Company Owned Intellectual Property or Company Licensed Intellectual Property that is any computer program, operating or other system, application, firmware or software of any nature, whether operational, active, under development or design, non-operational or inactive (including all object code, source code, comment code, algorithms, processes, formulae, interfaces, navigational devices, menu structures or arrangements, icons, operational instructions, scripts, commands, syntax, screen designs, reports, designs, concepts and visual expressions), and, to the extent such exist, technical manuals, test scripts, user manuals and other documentation therefor, whether in machine-readable form, programming language, or any other language or symbols, and whether stored, encoded, recorded or written on disk, tape, film, memory device, paper or other media of any nature and any and all databases necessary or appropriate to operate for the use of any such computer program, operating or other system, application, firmware or software.  Except as set forth on Schedule 4.15(c), with respect to the Software, (a) the Company maintains machine-readable master-reproducible copies, source code listings, technical documentation and user manuals for the most current releases and versions thereof and for all earlier releases or versions thereof currently provided, used, maintained, marketed, under development or design, or being supported by it; (b) in each case, the machine-readable copy conforms to the corresponding source code listing; and (c) to the Knowledge of the Company in each case, it operates in accordance with the user manuals and technical documentation therefor without material operating defects.  Except as set forth on Schedule 4.15(c), the Company has not disclosed or delivered to any escrow agent or to any other Person, or permitted the disclosure to any escrow agent or to any other Person of, and has taken all reasonable precautions to prevent the disclosure of the source code and the object code (or any aspect or portion thereof) for or relating to any Software that is Company Owned Intellectual Property.  Except as set forth on Schedule 4.15(c), the Software does not include and the Company has made all commercially reasonable efforts to prevent the introduction of and to detect and remove undocumented computer instructions, circuitry or other means the intent of which is to access, modify, disrupt, damage, delete or interfere with the use of the Software or the Company’s or third parties’ computer or telecommunications equipment or facilities.

(d)                                 Except as set forth on Schedule 4.15(d), (i) the Company is the registrant of all Internet domain names related to or used or held for use by the Company, or licensed to or used, owned, or registered by the Company (“Domain Names”), and all registrations of Domain Names are current and in good standing until such dates as set forth on Schedule 4.15(d); (ii) to the Knowledge of the Company no action or activity has been taken or is pending to challenge rights to, suspend, cancel or disable any Domain Name, the registration therefor, or any right of the Company thereto (including the right to use a Domain Name); and (iii) the Company has all rights, title and interest in and to, and rights to use on the Internet and otherwise as a trademark and trade name, the Domain Names.  Except as set forth on Schedule 4.15(d), and without limiting anything else herein, to the Knowledge of the Company the Company is in compliance with all applicable United States laws, rules, requirements, directives and treaties regarding operations, business, transactions, commerce or activities operated, conducted or transacted, and regarding communications transmitted, received or stored, in whole or in part, via, through, over, in connection with, or related to the World Wide Web (“Web”) or the Internet, including the sale and purchase of goods and services, taxation and customs and duties, the supply of goods and services on credit, promotional activities and advertising, privacy and data protection, security and encryption, distance contracts, language requirements, storing and publishing and transferring information, and shipping and importing and exporting.  Except as set forth on Schedule 4.15(d), (i) the Company has maintained in connection with its operations, activity, conduct, and business on the Web and any and all other applicable Internet operations, activity, conduct and business, at all times during such operations, activity, conduct and business, a written privacy statement or policy governing the collection, maintenance, and use of data and information collected from users of Web sites owned, operated, or maintained by, on behalf of, or for the benefit of the Company (“Company Web Sites”); (ii) at all times during the Company’s Web or Internet operations, activity, conduct or business, the Company’s privacy statement or policy has been conspicuously made available to users of Company Web Sites, and such statement or policy, along with the Company’s collection, maintenance and use of user data and information and the execution of this Agreement and the consummation of the transactions contemplated hereby, comply in all respects with all applicable Laws, including Laws of the U.S. Federal Trade Commission; and (iii) the Company’s privacy statement or policy does not in any manner restrict or limit the Company’s or the Company’s successors’ rights to use, sell, license, distribute and disclose such collected data.

(e)                                  The Company has at all times employed all commercially reasonable efforts to detect and prevent the unauthorized access to and use of Company Web Sites and Company information technology systems, and no Person has obtained such unauthorized access or made such unauthorized use at any time since March 18, 2003, except for automated inventory shopping and rate comparison tools, such as those used by hoteliers for reporting purposes and consumers for comparison shopping.

4.16                        Insurance.

The properties, assets, employees, business and operations of the Company are insured by policies against such risks, casualties and contingencies and of such types and amounts as are customary for the size and scope of the Company’s business as currently conducted.  Schedule 4.16 contains a true, complete and correct list and description of all insurance policies maintained by or on behalf of the Company.  All such policies are occurrence policies and in full force and effect, all premiums due and payable with respect thereto have been paid, and no notice of cancellation or termination has been received with respect to any such policy, nor is there any valid basis for any such cancellation.  To the Company’s Knowledge, all such policies are sufficient for compliance with all requirements of Law.  All such policies are valid, outstanding and enforceable and will remain in full force and effect through the Closing Date.  No risks with respect to the Company’s business or assets have been designated as being self-insured.  The Company has not been refused any insurance to which the Company has applied.

4.17                        Existing Agreements.

Except for this Agreement, the Company is not a party to any Commitments with, of or to any Person with respect to the acquisition of any securities of the Company, or with respect to any merger, share exchange, consolidation or similar transaction involving the Company, or with respect to the acquisition of any material portion of the Company’s assets, properties or business (other than contracts and arrangements entered into in the ordinary course of business for the sale of inventory or like assets or services from the Company).

4.18                        Brokers and Finders Fees.

Except for the Company’s Commitment with The Blackstone Group L.P. (“Blackstone”) dated October 8, 2003, a true, correct and complete copy of which has been provided to Buyer (the “Blackstone Letter”), the Company has no Commitment with any broker, finder, investment banker or similar agent with respect to the transactions contemplated by this Agreement. The fees and expenses payable to Blackstone pursuant to the Blackstone Letter will not exceed $650,000.

4.19                        Transaction Fees.

The legal fees and expenses incurred by or on behalf of the Company in connection with the transactions contemplated by this Agreement and the other Transaction Documents will not exceed $100,000.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer hereby represents and warrants to each of the Sellers as follows:

5.1                               Investment Representations.

The Buyer currently owns 14.284% of the issued and outstanding equity interests in the Company.  Buyer is an “accredited investor” as such term is defined in Rule 501(a) of Regulation D of the rules of the SEC.  Buyer is acquiring the Sellers’ Company Interests for investment, for its own account only and not with a view to, or for resale in connection with, any “distribution” thereof within the meaning of the Securities Act.  Buyer acknowledges and understands that the Company Interests constitute “restricted securities” under the Securities Act and have not been registered under the Securities Act in reliance upon a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of Buyer’s investment intent as expressed herein.  Buyer understands that the Company Interests must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available.   Buyer further acknowledges and understands that the Company is under no obligation to register the Company Interests.

5.2                               Organization.

The Buyer is a corporation, duly organized, validly existing and in good standing under the Laws of the State of Delaware and has the requisite corporate power and authority to carry on its business as it is now being conducted.

5.3                               Due Authorization.

The Buyer has all requisite corporate right, power and authority to execute and deliver this Agreement and each of the other Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Buyer of this Agreement and each of the other Transaction Documents to which it is a party, the performance by the Buyer of its obligations hereunder and under the other Transaction Documents to which it is a party and the consummation by the Buyer of the transactions contemplated hereby and thereby (a) are within the corporate power and authority of the Buyer and (b) have been duly authorized by all requisite corporate action on the part of the Buyer and no other corporate action is necessary for the execution and delivery of this Agreement by Buyer, the performance by Buyer of its obligations hereunder or the consummation by Buyer of the transactions contemplated hereby.   This Agreement is, and, upon execution and delivery by Buyer at the Closing, each of the other Transaction Documents will be, a legal, valid and binding obligation of the Buyer (to the extent it is a party thereto) enforceable against the Buyer in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance or similar laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity (regardless of whether enforcement is sought in a proceeding of law or in equity).

5.4                               Consents; No Violations.

Neither the execution, delivery or performance by the Buyer of its obligations under this Agreement or any of the other Transaction Documents to which it is a party nor the consummation of the transactions contemplated hereby or thereby will:  (a) conflict with, or result in a breach or a violation of, any provision of the certificate of incorporation or by-laws of the Buyer; (b) result in, or constitute, with or without notice or the passage of time or both, a breach, violation or default, or give rise to any right of termination, modification, cancellation, prepayment, suspension, limitation, revocation or acceleration, under any Law or any provision of any Commitment to which Buyer is a party or pursuant to which the Buyer or any of its assets or properties is subject; or (c)  require the Buyer to obtain or make any consent, approval or authorization of, notification to, filing with, or exemption or waiver by, any Governmental Entity or any other Person.

5.5                               [Reserved.]

5.6                               Brokers and Finders Fees.

The Buyer has no Commitment with any broker, finder, investment banker or similar agent with respect to the transactions contemplated by this Agreement.

5.7                               Stock Validity.

The Priceline Shares are duly authorized shares of Priceline Common Stock, have been duly authorized for issuance pursuant to and in accordance with the terms of this Agreement, and if and when issued pursuant to and in accordance with the terms of this Agreement will be validly issued, fully paid and non-assessable.  The Sellers will receive good and valid title to the Priceline Shares upon issuance pursuant to and in accordance with the terms of this Agreement, free and clear of any Encumbrance, except as set forth in this Agreement.

5.8                               SEC Reports.

Each report, proxy statement or information statement filed by Priceline with the SEC under the Exchange Act (including exhibits, schedules and amendments thereto and all documents incorporated by reference therein, collectively the “SEC Documents”) complied in all material respects as of their respective dates of filing with the requirements of the Exchange Act, and the rules and regulations of the SEC promulgated thereunder then applicable to such SEC Documents, and none of the SEC Documents at the time filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent corrected by a document subsequently filed with the SEC including any SEC Document.

ARTICLE VI
COVENANTS

6.1                               Nondisclosure.

No Seller will, at any time after the date of this Agreement, except with the prior written consent of Buyer, directly or indirectly, disclose, communicate or divulge to any Person, or use for the benefit of any Person, any confidential or proprietary knowledge or information with respect to the conduct or details of the business of the Company, including technical know how, Software, methods of production, processes, customers, prospects, costs, designs, marketing methods and strategies, finances and suppliers, provided that each Seller may disclose, communicate or divulge any such information or knowledge (a) to its directors, officers, employees, franchisees and hotel owners and their managers but only to the extent that such information and knowledge does not include any technical know how, software, methods or processes developed on behalf of the Company, or with the Company, by Pegasus, and (b) (i) that was legally in the possession of or known by the receiving party prior to its receipt from the disclosing party (or its representatives), (ii) is independently developed by the receiving party without use of other such information or knowledge, or (iii) becomes known to the receiving party from a source other than the disclosing party (or its representatives) without breach of this Section 6.1.

6.2                               Publicity.

The Buyer, on the one hand, and each Seller, on the other hand, will reasonably cooperate with each other in the development and distribution of all press releases and other similar public announcements concerning the transactions contemplated by this Agreement.  Neither the Buyer, on the one hand, nor any Seller, on the other hand, will issue or make, or allow to have issued or made, any press release or public announcement concerning the transactions contemplated by this Agreement without giving the other party a reasonable opportunity to comment on such release or announcement in advance, except to the extent required by applicable Law, or any national securities exchange or automated quotation system requirements.  Internal communications by any Seller, including communications with such Seller’s franchisees, employees or hotel owners and their managers, are not restricted by this Section 6.2.

6.3                               Transaction Costs.

Each of the parties to this Agreement will pay all fees and expenses incurred by or on behalf of such party in connection with the transactions contemplated by this Agreement and the other Transaction Documents, including all fees and expenses (a)  incurred by or on behalf of such party in connection with conducting any due diligence investigation and negotiating and documenting this Agreement and the other Transaction Documents, (b) of law firms, accountants, consultants and all other Persons engaged by such party, and (c) incurred by or on behalf of such party in connection with any regulatory filings.

6.4                               Consent and Waiver under LLC Agreement and Preferred Distribution Agreements.

(a)                                  Each Seller hereby covenants and agrees, severally and not jointly and severally with the other Sellers, that the execution of this Agreement by such Seller will constitute the consent and agreement of such Seller to the Transfer (as defined in the LLC Agreement) by each other Seller of that other Seller’s equity interest in the Company to the Buyer under this Agreement for all purposes under the LLC Agreement, including under Article IX of the LLC Agreement.  Without limiting the generality of the foregoing, each Seller hereby expressly waives, severally and not jointly and severally with the other Sellers, its right of first refusal contained in Section 9.2(c) of the LLC Agreement and its tag-along right contained in Section 9.4 of the LLC Agreement, each with respect to the Transfer by each other Seller of that other Seller’s equity interest in the Company to the Buyer under this Agreement.

(b)                                 Each Seller hereby expressly waives, severally and not jointly and severally with the other Sellers, its rights under Section 2.7 of the Preferred Distribution Agreement by and between such Seller and the Company with respect to any amendments to the Preferred Distribution Agreement, by and between the Company and Six Continents Hotels, Inc. (the “SCH Agreement”), that allow for the early termination of the SCH Agreement.

6.5                               Employee Matters.

From and after the Closing, the Company (a) may, but shall not be obligated to, employ any Co-employee as an employee at-will, whether as a Co-employee under the Client Services Agreement or otherwise, and (b) will recognize the right to severance payments of the Co-employees listed in Schedule 6.5 in accordance with the terms and conditions of the Severance Agreements between such individuals and the Company listed on Schedule 4.13(a)(i), but solely to the extent (i) of the amounts set forth in Schedule 6.5 and (ii) that such payments will be payable by the Company only upon the earlier to occur of (A) December 31, 2004 and (B) the date of termination by the Company without cause of employment with the Company of such Co-employee, it being understood that no such termination will be deemed to have occurred solely by reason of the termination of the Client Service Agreement in accordance with its terms.

6.6                               Limitation on Transfer of Priceline Shares.

(a)                                  Except to Priceline pursuant to Section 7.5 and except for sales, transfers or assignments to Affiliates, prior to the earlier to occur of (a) a Reorganization of Priceline and (b) the second anniversary of the Closing Date, without the prior written consent of Priceline, no Seller will, directly or indirectly (whether through establishment of an offsetting derivative position or otherwise), sell, transfer, give, assign, hypothecate, pledge, encumber, grant a security interest in or otherwise dispose of any Priceline Shares or any right, title or interest therein or thereto; and thereafter any such disposition by any Seller of any Priceline Shares will remain at all times subject to applicable Laws, including the resale conditions under Rule 144 promulgated under the Securities Act.

(b)                                 Each certificate for the Priceline Shares issued pursuant to this Agreement and each certificate for any such securities issued to subsequent transferees of any Seller shall be stamped or otherwise imprinted with a legend in substantially the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED UNLESS THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND ANY APPLICABLE STATE SECURITIES LAWS COVERING SUCH SECURITIES OR PRICELINE RECEIVES AN OPINION OF COUNSEL (SATISFACTORY TO PRICELINE AND ITS COUNSEL), STATING THAT SUCH SALE, TRANSFER OR ASSIGNMENT IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SUCH ACT AND ANY APPLICABLE STATE SECURITIES LAWS.  THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE ALSO SUBJECT TO A CERTAIN SECURITIES PURCHASE AGREEMENT, DATED MAY    , 2004, AND SUCH SECURITIES MAY NOT BE SOLD, TRANSFERRED, GIVEN, ASSIGNED, HYPOTHECATED, PLEDGED, ENCUMBERED, OR OTHERWISE DISPOSED OF, EXCEPT IN ACCORDANCE WITH SUCH AGREEMENT, COPIES OF WHICH ARE ON FILE IN THE OFFICE OF THE SECRETARY OF PRICELINE.”

6.7                               Non-competition.

For a period commencing on the Closing Date and ending on December 31, 2006, each Seller will not, and will cause its Affiliates not to, act in concert with two (2) or more Other Sellers or such Other Sellers’ Affiliates in holding or acquiring Beneficial Ownership of more than ten percent (10%) among all such Persons in the aggregate of the Securities of any Person that, directly or indirectly, through one or more of its Affiliates, offers the direct sale to consumers of hotel products and services predominantly through the Internet (a “Travel Site”).  Notwithstanding anything to the contrary contained in this Section 6.7, no Seller or any of its Affiliates will be in any way prohibited from (i) participating as a vendor or otherwise on Web sites operated by any Person, (ii) providing rate, inventory and other hotel information to any travel agency or Global Distribution System, (iii) owning, operating or supporting its own Travel Site, or (iv) obtaining Beneficial Ownership of Securities of a Travel Site in exchange for a contribution of inventory to, or participation in, such Travel Site; provided that prior to December 31, 2006, the Securities for which Beneficial Ownership is obtained by any Seller, or such Seller’s Affiliate, acting in concert with the Other Sellers, or such Other Sellers’ Affiliates, as determined on the date of receipt of such Securities, does not, in the aggregate for all such Persons, constitute more than fifteen percent (15%) of such Travel Site’s capital stock on a fully diluted basis.  This Section 6.7 does not apply to the interests any Seller may have in WorldRes-Europe or Avendra LLC, a Delaware limited liability company.  For purposes of this Section 6.7, “Other Sellers” shall mean (a) Sellers and (b) Six Continents Hotels, Inc.

6.8                               Remedies.

The Parties agree that any breach of the covenants and agreements set forth in Sections 6.1 and 6.7 hereto will result in irreparable injury to Buyer for which money damages could not adequately compensate Buyer.  Therefore, in the event of any such breach, Buyer will be entitled (in addition to any other rights and remedies which it may have at law or in equity) to have an injunction issued by any competent court of equity enjoining and restraining each Seller and any other Person involved therein from continuing such breach.  In any action to enforce the provisions of Sections 6.1 and 6.7 hereto, each Seller and any other Person involved therein will, and hereby, expressly waive the defense that Buyer’s remedy at law is adequate.  If Buyer is obliged to resort to the courts for the enforcement of any of the covenants or agreements set forth herein, or if such covenants or agreements are otherwise the subject of litigation between the parties hereto, then the term of such covenants and agreements will be extended for a period of time equal to the period of such breach.

6.9                               Severability; Bluelining.

If the final judgment of a court of competent jurisdiction determines that any portion of the covenants or agreements set forth in Sections 6.1 and 6.7 hereto is invalid or unenforceable, (a) such determination will have no effect on the validity or enforceability of such covenant or agreement in any other jurisdiction and (b) the court making such determination of invalidity or unenforceability will have the power to reduce the scope, duration, or area of the covenant or agreement, to delete specific words or phrases, or to replace any invalid or unenforceable covenant or agreement with a covenant or agreement that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable covenant or agreement, and this Agreement will be enforceable in such jurisdiction as so modified after the expiration of the time within which such determination may be appealed.

6.10                        Conduct of Business After Closing; Marketing Commitment.

(a)                                  During the Contingent Period, unless the Sellers otherwise consent in writing, which consent will not be unreasonably withheld or delayed, Buyer will operate the business of the Company with the good faith intent to increase Fixed Rate Bookings during the Contingent Period over Fixed-Rate Bookings during the immediately preceding 365 consecutive calendar day period.

(b)                                 During the Contingent Period, Priceline will spend at least $2,900,000 in marketing with third parties unaffiliated with Priceline for Accommodations that could become Fixed-Rate Bookings, such amount to be expended in good faith by Priceline with the intent to increase Fixed-Rate Bookings during the Contingent Period over Fixed-Rate Bookings during the immediately preceding 365 consecutive calendar day period.

6.11                        Rule 144; Nasdaq.

During the period commencing on the Closing Date and ending on the second anniversary of the Closing Date, Priceline will (a) use its commercially reasonable efforts to file such reports and otherwise make publicly available such information as will permit Sellers, provided that all other requirements thereunder are satisfied, to maintain the availability of Rule

144, and (b) to the extent required, file additional listing applications for the Priceline Shares with the Nasdaq National Market or any other stock exchange that Priceline Common Stock is then listed on.

6.12                        Certain Tax Matters.

(a)                                  The Buyer will cause the Company to prepare and timely file all required Tax Returns for the Tax periods ending on the Closing Date and to prepare and distribute to the Sellers Form K-1 for the Company for the period ending on the Closing Date.  Such returns will be prepared in accordance with applicable Laws and, subject to the foregoing requirement, consistent with the prior practice of the Company.  The cost of preparing and filing such Tax Returns will be borne by the parties hereto in proportion to their respective ownership of the Company on the date of this Agreement.  The Buyer will provide each such Tax Return to the Sellers at least sixty (60) calendar days before the due date (including all applicable extensions) of such Tax Return for the Sellers’ review and comment, and make any changes reasonably requested by the Sellers if such changes are consistent with applicable Laws and prior practice, and will not result in any increase in Tax liability for the Company or the Buyer, for any Tax period.

(b)                                 The Buyer, the Company, and the Sellers will cooperate, as and to the extent reasonably requested by any other party, in connection with the filing of Tax returns pursuant to this Section 6.12 and any audit, litigation or other proceeding with respect to Taxes, and the Buyer and the Sellers will each be entitled at their own expense to participate in any such audit, litigation or other proceeding to the extent that such party would be liable for any additional Taxes owing.  Such cooperation will include, upon the other party’s request, the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees reasonably available on a mutually convenient basis to provide additional information and explanation as may be reasonably requested of any material provided hereunder.  The Buyer will cause the Company to retain relevant books and records concerning Tax matters of the Company and relating to any Tax periods prior to or including the Closing Date until the expiration of the applicable statute of limitation and will abide by all record retention agreements entered into with any taxing authority.

ARTICLE VII
INDEMNIFICATION AND LIMITATIONS

7.1                               Indemnification by Each Seller.

Subject to the other provisions of this Article VII, from and after the Closing Date, each Seller will severally, but not jointly with any other Seller, indemnify and hold the Buyer, its Affiliates and its respective employees, representatives, officers, directors and agents (collectively, the “Buyer Parties”) harmless from and against any and all direct or indirect debts, obligations or liabilities of any nature, whether absolute, accrued, contingent, liquidated or otherwise, and whether due or to become due, asserted or unasserted, obligations, claims, contingencies, damages, costs and expenses, including all court costs, litigation expenses and reasonable attorneys’ fees, but excluding incidental, indirect, consequential and punitive damages (collectively, “Losses”), suffered by any Buyer Party arising out of:

(a)                                  the breach of any representation or warranty made by such Seller in this Agreement;

(b)                                 the failure of such Seller or of such Seller’s Seller Parent to perform any covenant, agreement or obligation of such Seller contained in this Agreement;

(c)                                  the breach of any representation or warranty made by the Company in this Agreement; and

(d)                                 the failure of the Company to perform any covenant, agreement or obligation of the Company contained in this Agreement to be performed or complied with prior to the Closing.

7.2                               Indemnification by the Buyer.

Subject to the other provisions of this Article VII, from and after the Closing Date, the Buyer will indemnify and hold the Sellers and their respective Affiliates, employees, representatives, officers, directors and agents (collectively, the “Seller Parties”) harmless from and against any Losses suffered by any Seller Party arising out of:

(a)                                  the breach of any representation or warranty made by the Buyer in this Agreement; provided that Buyer will have no liability or obligation hereunder with respect to the representations and warranties set forth in Sections 5.7 or 5.8, including for any breach thereof, unless and until Buyer is required by Sections 2.3 and 2.4 to issue and deliver the Priceline Shares;

(b)                                 the failure of the Buyer or Priceline to perform any covenant, agreement or obligation of Buyer or Priceline contained in this Agreement; and

(c)                                  the failure of the Company to perform any covenant, agreement or obligation contained in this Agreement to be performed or complied with after the Closing.

7.3                               Notice and Resolution of Claims.

(a)                                  Each Person entitled to indemnification pursuant to Section 7.1 or Section  7.2 (an “Indemnified Party”) will promptly give written notice to the party who has the duty of indemnification under this Article VII (the “Indemnifying Party”) after obtaining knowledge of any claim that it may have pursuant to this Article VII (a “Claim”).  Such notice will set forth in reasonable detail the Claim and the basis for indemnification, but the Indemnified Party’s failure to give such notice will not affect the obligations of the Indemnifying Party under this Article  VII except to the extent that the Indemnifying Party is materially prejudiced thereby.

(b)                                 The Indemnifying Party may elect to assume and control the defense of any Claim, including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of expenses relating thereto, if: (i) the Indemnifying Party acknowledges its obligation to indemnify the Indemnified Party for any Losses resulting from such Claim; and (ii) the Claim does not seek to impose any liability on the Indemnified Party other than money damages.

(c)                                  If the conditions of Section 7.3(b) are satisfied and the Indemnifying Party elects to assume and control the defense of a Claim, then (i) the Indemnified Party may only settle such Claim with the written consent of the Indemnifying Party, which consent will not be unreasonably withheld or delayed, (ii) the Indemnifying Party may settle such Claim without the consent of the Indemnified Party only if (A) all monetary damages payable in respect of the Claim are paid by the Indemnifying Party, (B) the Indemnified Party receives a full, complete and unconditional release in respect of the Claim without any admission or finding of obligation, liability, fault or guilt (criminal or otherwise) with respect to the Claim, and (C) no injunctive, extraordinary, equitable or other relief of any kind is imposed on the Indemnified Party or any of its Affiliates, and (iii) the Indemnifying Party may otherwise settle such Claim only with the consent of the Indemnified Party, which consent will not unreasonably be withheld or delayed.  The Indemnified Party may employ separate counsel and participate in the defense of any Claim, but the Indemnified Party will be responsible for the reasonable fees and expenses of such counsel unless (A) the Indemnifying Party has failed to assume, or if assumed, has failed to reasonably and actively defend such Claim as provided herein or to employ counsel reasonably satisfactory to the Indemnified Party with respect thereto, or (B) in the reasonable opinion of the Indemnified Party (upon advice of counsel) a conflict of interest exists between the interests of the Indemnified Party and the Indemnifying Party that requires representation by separate counsel, in which case the reasonable fees and expenses of one separate counsel to the Indemnified Party will be paid by the Indemnifying Party.

(d)                                 If the conditions of Section 7.3(b) are not satisfied, the Indemnified Party may assume the exclusive right to defend, compromise, or settle such Claim, but the Indemnifying Party will not be bound by any determination of a Claim so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld or delayed).

7.4                               Limits on Indemnification.

(a)                                  Each Seller will be liable to the Buyer Parties for Losses that are indemnifiable by such Seller pursuant to Section 7.1(a), except for Losses arising from the breach of representations and warranties set forth in Sections 3.2 (Due Authorization of such Seller) and 3.4 (Title to Company Interests of such Seller), to which this limitation will not apply, only to the extent that the aggregate amount of Losses to all Buyer Parties that are indemnifiable by such individual Seller under Section 7.1(a) exceeds $250,000.  The Sellers will be liable to the Buyer Parties for Losses that are indemnifiable by the Sellers pursuant to Section 7.1(c), except for Losses arising from the breach of the representations and warranties set forth in Sections 4.2 (Due Authorization of the Company) and 4.4 (Capitalization of the Company), to which this limitation will not apply, only to the extent that the aggregate amount of Losses to all Buyer Parties that are indemnifiable under Section 7.1(c) (exclusive of any Losses claimed under Section 7.1(a)) exceeds $250,000.

(b)                                 The maximum aggregate amount of Losses for which any Seller will be obligated to indemnify the Buyer Parties under Sections 7.1(a) and (c), except for Losses arising from the breach of the representations and warranties set forth in Sections 3.2 (Due Authorization of such Seller), 3.4 (Title to Company Interests of such Seller) and 4.4 (Capitalization of the Company), to which this limitation will not apply, will be (i) ten percent (10%) of the Initial Purchase Price actually paid to such Seller; plus (ii) ten percent (10%) of the number of Priceline Shares included in the Contingent Payment, if any, actually paid to such Seller, valued using the per share closing price of Priceline Common Stock (or other shares included in the Contingent Payment) on the Nasdaq National Market (or other stock exchange on which Priceline Common Stock or other shares included in the Contingent Payment is then listed) on the date of issuance of such shares.  The maximum aggregate amount of Losses for which any Seller will be obligated to indemnify the Buyer Parties for breaches of the representations and warranties set forth in Sections 3.2 (Due Authorization of such Seller), 3.4 (Title to Company Interests of such Seller) and 4.4 (Capitalization of the Company) will be the Purchase Price received by such Seller.

(c)                                  Subject to the further limitations in Sections 7.4(a) and 7.4(b), no Seller will be liable to indemnify the Buyer Parties under this Article VII for more than one-fifth (1/5th) of any Losses owed to any Buyer Party, which fraction represents each Seller’s pro rata share of the Purchase Price.

(d)                                 No party will have any obligation to indemnify any Seller Party or any Buyer Party under this Article VII for any Losses (i) that are caused by the willful misconduct or negligence of any Buyer Party (in the case of Seller indemnification obligations) or any Seller Party (in the case of Buyer indemnification obligations) and (ii) to the extent recovered by the Indemnified Party from any third Person (including insurers).

(e)                                  This Article VII sets forth the exclusive monetary remedy for the Buyer Parties and the Seller Parties for the transactions contemplated by this Agreement (but not the other Transaction Documents).  Each of the parties hereby knowingly and expressly waives and covenants never to assert any other claim or cause of action, and never to pursue any other remedy, seeking any other monetary recovery with respect to the transactions contemplated by this Agreement, including under statutory or common law, or any other Law; provided that this Section 7.4 is not applicable in the event of fraud or willful misrepresentation.

7.5                               Indemnification Payments; Use of Priceline Shares.

All payments made pursuant to this Article VII (other than payments of interest, if any) will be treated by the parties on all Tax Returns as an adjustment to the Purchase Price.  The parties agree that, notwithstanding the provisions of Section 6.6, any indemnifiable Claim for which any Seller is obligated pursuant to this Article VII may be partially or fully satisfied, at the option of such Seller, by delivery by such Seller of all or a portion of the Priceline Shares, as may be exchanged pursuant to Section 2.4, held by such Seller, using a conversion price of the average per share closing price of Priceline Common Stock (or other shares included in the Contingent Payment) on the Nasdaq National Market (or other stock exchange on which Priceline Common Stock or other shares included in the Contingent Payment is then listed) for the five (5) trading days immediately preceding the date that such Seller’s obligation to pay such Claim is finally determined to be due and owing by such Seller.

7.6                               Payment and Assignment of Claims.

Upon agreement by the parties hereto or final determination by a court of competent jurisdiction that a party is entitled to indemnification under this Article VII, the Indemnifying

Party will promptly pay or reimburse, as appropriate, the Indemnified Party for any Losses to which it is entitled to be indemnified hereunder.

7.7                               Survival.

The representations and warranties of the parties hereto set forth in this Agreement or in any certificates provided for herein will expire on the date that is thirty (30) days after the first anniversary of the Closing Date, except that the representations and warranties set forth in Sections 3.2 (Due Authorization of such Seller), 3.4 (Title to Company Interests of such Seller), 4.2 (Due Authorization of the Company) and 4.4 (Capitalization of the Company), 4.9 (Taxes), 4.11(b) (Real Property), 4.15 (Intellectual Property), 5.3 (Due Authorization) and 5.7 (Stock Validity) will survive until thirty (30) days after the expiration of the applicable statute of limitations with respect thereto, and except to the extent a party has asserted a claim under this Article VII for breach of any such representation or warranty prior to the expiration of such periods, in which event any representation or warranty to which such claim relates will survive with respect to such claim until such claim is resolved.  After the expiration of such periods, any claim by a party hereto based upon any such representation or warranty will be of no further force or effect.  The covenants and agreements of the parties hereto contained in this Agreement will survive the Closing until performed in accordance with their terms.  The parties acknowledge that this contractual term of limitations is reasonable and necessary to provide conclusion to the parties’ obligations under this Agreement.

7.8                               Waiver.

Each Seller hereby (a) acknowledges that the representations and warranties of the Company set forth herein are intended for and inure solely to the benefit of the Buyer and (b) irrevocably and unconditionally waives (i) the right to bring any claim or proceeding against the Company or the Buyer with respect to the representations and warranties, of the Company in this Agreement, and (ii) any and all defenses or counterclaims that such Seller may raise in respect of such claims or proceedings, to the extent such defenses relate to the Company’s status as a party hereto.

ARTICLE VIII
MISCELLANEOUS

8.1                               Attorneys’ Fees and Costs.

If attorney’s fees or other costs are incurred to secure performance of any obligations hereunder, or to establish damages for the breach thereof or to obtain any other appropriate relief, whether by way of prosecution or defense, the prevailing party will be entitled to recover reasonable attorneys’ fees and costs incurred in connection therewith.

8.2                               Further Assurances.

At any time or from time to time after the Closing, each Seller, on the one hand, and the Buyer, on the other hand, agree to reasonably cooperate with each other, and at the request of the other party, to execute and deliver any further instruments or documents and to take all such further action, including by providing information, as the other party may reasonably request (a)

in order to evidence or effectuate the consummation of the transactions contemplated hereby or by the other Transaction Documents and to otherwise carry out the intent of the parties hereunder or thereunder or (b) as may be required to permit Buyer and its Affiliates to file with the SEC the financial statements and information required under Item 7 of Form 8-K under the Securities Exchange Act of 1934, as amended.

8.3                               Successors and Assigns.

Except as provided in Section 7.8, this Agreement will bind and inure solely to the benefit of the Company, each Seller and the Buyer, and their respective successors and permitted assigns; provided that (a) neither the Company nor any Seller may assign its rights or obligations under this Agreement to any Person without the prior written consent of the Buyer, and (b) the Buyer may not assign its rights or obligations under this Agreement to any Person without the prior written consent of the Sellers, and provided further that the Company, each Seller and Buyer acknowledge and agree that Priceline is an intended third-party beneficiary of Seller representations in Section 3.7 and Seller covenants in Section 6.6.  Any attempted assignment in contravention of this Section 8.3 will be void.

8.4                               Entire Agreement.

This Agreement and the other Transaction Documents contain the entire agreement among the parties with respect to the subject matter hereof and supersede all prior and contemporaneous arrangements or understandings with respect thereto.

8.5                               Notices.

All notices, requests, consents and other communications hereunder to any party will be deemed to be sufficient if contained in a written instrument delivered in person or sent by telecopy, nationally recognized overnight courier or first class registered or certified mail, return receipt requested, postage prepaid, addressed to such party at the address set forth below or such other address as may hereafter be designated in writing by such party to the other parties:

if to the Buyer:	with copies to:

Lowestfare.com Incorporated 800 Connecticut Avenue Norwalk, Connecticut 06854 Attention: Peter Millones Telecopy: (203) 299-8915	Blank Rome LLP One Logan Square Philadelphia, Pennsylvania 19103 Attention: Ronald Fisher Telecopy: (215) 832-5479

if to the respective Sellers:	with copies to:

Hilton Electronic Distribution Systems, LLC c/o Hilton Hotels Corporation 9336 Civic Center Drive Beverly Hills, California 90210 Attention: Bala Subramanian Telecopy: (310) 859-2513	Hilton Hotels Corporation 9336 Civic Center Drive Beverly Hills, California 90210 Attention: Executive Vice President and General Counsel Telecopy: (310) 205-7694

HT-HDS, Inc.
c/o Hyatt Corporation
200 W. Madison Street, Suite 3900
Chicago, Illinois 60606
(after 2/1/05, street address is 71 S. Wacker
Drive, Chicago, Illinois 60606)

Attention:  Thomas O’Toole, SVP –
Systems & Strategy

Telecopy:  (312) 750-8007

Hyatt Corporation
200 W. Madison Street, Suite 3900
Chicago, Illinois 60606
(after 2/1/05, street address is 71 S.
Wacker Drive, Chicago, Illinois 60606)
Attention:  General Counsel
Telecopy:  (312) 750-8581

MI Distribution, Inc. c/o Marriott International, Inc. Marriott Drive Washington, DC 20058 Attention: SVP, Sales & Marketing Telecopy: (301) 380-1811	Marriott International, Inc. Marriott Drive, Dept. 52/923 Washington, DC 20058 Attention: General Counsel Telecopy: (301) 380-6727

Starwood Resventure LLC c/o Starwood Hotels & Resorts Worldwide, Inc. 1111 Westchester Avenue White Plains, New York 10604 Attention: President, STARS Telecopy: (914) 640-8575	Starwood Hotels & Resorts Worldwide, Inc. 1111 Westchester Avenue White Plains, New York 10604 Attention: General Counsel Telecopy: (914) 640-2650

Pegasus Business Intelligence, LP
c/o Pegasus Solutions, Inc.
Campbell Center One
 8350 North Central Expressway
Suite 1900
Dallas, Texas 75206
Attention:  Chief Executive Officer
Telecopy:  (214) 234-4040

Pegasus Solutions, Inc. Campbell Center One 8350 North Central Expressway Suite 1900 Dallas, Texas 75206 Attention: General Counsel Telecopy: (214) 234-4054

if to the Company:	with copies to:

Travelweb LLC 2777 Stemmons Freeway Suite 675 Dallas, Texas 75207 Attention: General Counsel Telecopy: (214) 424-8431	Hughes & Luce, L.L.P. 1717 Main Street Suite 2800 Dallas, Texas 75201 Attention: David N. Guedry Telecopy: (214) 939-5849

All such notices, requests, consents and other communications will be deemed to have been given or made if and when delivered personally or by overnight courier to the parties at the above addresses or sent by electronic transmission, with confirmation received, to the telecopy numbers specified above (or at such other address or telecopy number for a party as will be specified by like notice).

8.6                               Amendments.

This Agreement may be amended, supplemented or modified, and any provision hereof may be waived, only by written instrument making specific reference to this Agreement signed by the party against whom enforcement is sought.  No waiver of any of the provisions of this Agreement will be deemed to or will constitute a waiver of any other provision hereof (whether or not similar). No delay on the part of any party in exercising any right, power or privilege hereunder will operate as a waiver thereof.

8.7                               Counterparts.

This Agreement may be executed in any number of counterparts (including via facsimile), and each such counterpart hereof will be deemed to be an original instrument, but all such counterparts together will constitute but one agreement.

8.8                               Headings.

The headings of the Sections of this Agreement have been inserted for convenience of reference only and will not be deemed to be a part of this Agreement.

8.9                               Governing Law.

This agreement will be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of law.

8.10                        Venue and Submission to Jurisdiction.

EACH PARTY, FOR ITSELF AND ON BEHALF OF ITS AFFILIATES, HERETO IRREVOCABLY CONSENTS TO THE EXCLUSIVE JURISDICTION OF ANY FEDERAL COURT (OR IF THERE IS NO FEDERAL JURISDICTION, STATE COURT) FOR OR WITHIN CHICAGO, ILLINOIS OVER ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE OTHER TRANSACTION

DOCUMENTS, AND WAIVES ANY OBJECTION TO VENUE OR INCONVENIENCE OF THE FORUM IN ANY SUCH COURT.

8.11                        Waiver of Jury Trial.

EACH SELLER AND THE BUYER HEREBY WAIVE ANY RIGHT THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, PROCEEDING OR LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS.

8.12                        Severability.

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

8.13                        Legal Representation.

HUGHES & LUCE, L.L.P. HAS REPRESENTED ONLY THE COMPANY, AND NOT ON BEHALF OF ANY SELLER EITHER DIRECTLY OR INDIRECTLY, IN CONNECTION WITH THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY, AND EACH SELLER HAS BEEN ADVISED TO SEEK SEPARATE COUNSEL.

[the next page is the signature page]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Securities Purchase Agreement as of the date first above written.

BUYER:

LOWESTFARE.COM INCORPORATED

By:	/s/ Jeffery H. Boyd
Name: Jeffery H. Boyd
Title: Chief Executive Officer

SELLERS:

HILTON ELECTRONIC DISTRIBUTION SYSTEMS, LLC

By:	/s/ Bala Subramanian
Name: Bala Subramanian
Title: Senior Vice President

HT-HDS, INC.

By:	/s/ Thomas F. O’Toole
Name: Thomas F. O’Toole
Title: Senior Vice President

MI DISTRIBUTION, LLC
By: Marriott Hotel Services, Inc., its sole member

By:	/s/ M. Lester Pulse, Jr.
Name: M. Lester Pulse, Jr.
Title: Vice President

STARWOOD RESVENTURE LLC
By: The Sheraton Corporation, its sole member

By:	/s/ Jared T. Finkelstein
Name: Jared T. Finkelstein
Title: Assistant Secretary

PEGASUS BUSINESS INTELLIGENCE, LP
By: Pegasus GP, LLC, its sole general partner
By: Pegasus Solutions, Inc., its sole member

By:	/s/ John F. Davis III
Name: John F. Davis III
Title: Chief Executive Officer

COMPANY:

TRAVELWEB LLC

By:	/s/ Jaynne Allison
Name: Jaynne Allison
Title: Acting Chief Operating Officer and General Counsel